Exhibit 4.6

CAPITAL ONE MASTER TRUST

FIRST AMENDMENT TO

SERIES 2002-CC SUPPLEMENT

This FIRST AMENDMENT TO SERIES 2002-CC SUPPLEMENT, dated as of March 1, 2008 (the “Amendment”) to and of the Series 2002-CC Supplement, dated as of October 9, 2002 (the “Supplement”), is entered into by and among CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, a national banking association (the “Bank”), as Servicer (the “Servicer”), CAPITAL ONE FUNDING, LLC, a Virginia limited liability company (“Funding”), and THE BANK OF NEW YORK, a New York banking corporation, as the Trustee (the “Trustee”).

WHEREAS, effective March 1, 2008, Capital One Bank has been converted into and has become the Bank;

WHEREAS, by operation of law on March 1, 2008, all of the assets and rights of Capital One Bank have become vested in the Bank, and the Bank has assumed all of the liabilities and obligations of Capital One Bank;

NOW, THEREFORE, in consideration of the premises and agreements contained herein and notwithstanding anything to the contrary set forth in the Supplement, the undersigned parties hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Amendments to the Supplement. The Supplement is hereby amended as follows:

(a) by deleting all references therein to “Capital One Bank” and replacing such references with “Capital One Bank (USA), National Association”; and

(b) by deleting from the first paragraph of the Supplement the phrase “Virginia savings bank” and replacing it with “national banking association.”

ARTICLE II

ASSIGNMENT AND ASSUMPTION

Section 2.01. Assignment and Assumption of the Supplement. The Bank hereby confirms that it is bound by the Supplement, that it has assumed the performance of every liability and obligation of Capital One Bank under the Supplement and that all of Capital One Bank’s right, title and interest in, to and under the Supplement has been vested in the Bank by operation of law. For the avoidance of doubt, the Bank hereby expressly assumes the performance of every covenant and obligation of the Servicer under the Supplement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Effectiveness. The amendments and assignments provided for by this Amendment shall become effective upon satisfaction of the following conditions:

(a) delivery of an Opinion of Counsel, from Funding to the Trustee and any Series Enhancer, to the effect specified in Exhibit H-1 of the Amended and Restated Pooling and Servicing Agreement (the “Agreement”), pursuant to Subsection 13.02(d) of the Agreement;

(b) delivery of an Opinion of Counsel, pursuant to subsection 8.02(a)(ii) of the Agreement, stating this Amendment complies with Section 8.02 of the Agreement, and that this Amendment and the Supplement, as amended by this Amendment, is a valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and except as such enforceability may be limited by general principles of equity, and that all conditions precedent therein provided for relating to such transaction have been complied with;

(c) delivery of written confirmation to the Servicer and the Transferor from each Rating Agency that this Amendment will not have a Ratings Effect, and copies of such confirmation to the Trustee delivered pursuant to Sections 8.02(b) and 13.01(a) of the Agreement;

(d) delivery of an Officer’s Certificate, pursuant to Subsection 8.02(a)(ii) of the Agreement, from the Bank to Funding and the Trustee, stating this Amendment complies with Section 8.02 of the Agreement, and that this Amendment and the Supplement, as amended by this Amendment, is a valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and except as such enforceability may be limited by general principles of equity, and that all conditions precedent therein provided for relating to such transaction have been complied with;

(e) delivery of an Officer’s Certificate, pursuant to Section 13.01(a)(ii) of the Agreement, from Funding to the Trustee and each provider of Series Enhancement, stating that Funding reasonably believes that this Amendment will not, based on the facts known to such officer at the time of such certification, have a material adverse effect and is not reasonably expected to have an Adverse Effect at any time in the future, on the interests of the Certificateholders;

(f) counterparts of this Amendment, duly executed by the parties hereto; and

(g) Capital One Bank has been converted into and has become the Bank.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Waiver of Notice. Notwithstanding anything to the contrary set forth in the Supplement, each of the undersigned parties hereby waive any notice or other timing requirements with respect to and gives its consent to the amendments and assignments provided for herein.

Section 4.02. Ratification of Supplement. Except as specifically amended, modified or supplemented by this Amendment, the Supplement is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Supplement, but shall constitute an amendment and assignment thereof. Each of the parties to the Supplement agrees to be bound by the terms of the obligations of the Supplement, as amended and assigned by this Amendment, as though the terms and obligations of such agreement were set forth herein.

Section 4.03. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

Section 4.04. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 4.05. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Supplement. All Section or Subsection references herein shall mean Sections or Subsections of the Supplement, except as otherwise provided herein.

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IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Vice President, Treasury

CAPITAL ONE FUNDING, LLC

By:	/s/ Robert Stradtman
Name:	Robert Stradtman
Title:	Assistant Vice President

THE BANK OF NEW YORK, not in its individual capacity but solely as the Trustee

By:	/s/ Catherine M. Hughes
Name:	Catherine M. Hughes
Title:	Assistant Vice President

[Signature Page to First Amendment to Series 2002-CC Supplement]